Exhibit 10.29

Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2

FINAL	CONFIDENTIAL

MASTER PRODUCT SALE AGREEMENT

This MASTER PRODUCT SALE AGREEMENT (this “Agreement”) is entered into as of June 27, 2008 by and between Senesco Technologies Inc, a Delaware corporation having its principal place of business at 303 George Street, Suite 420, New Brunswick, NJ 08901 (“CUSTOMER”), and among VGXI, Inc., a Delaware corporation having an address of 2700 Research Forest Drive Suite 180, The Woodlands, Texas 77381, and VGX International, Inc. a Korean company having an address of Jung-Hun Building, #701, 944-1 Daechi 3-Dong, Gangnam-gu, Seoul, Korea, (collectively, “VGX”) with reference to the following facts:

BACKGROUND

A.                              VGX has developed specific expertise and technology relating to production and testing of DNA plasmids and is in the business of developing, manufacturing and testing plasmid based products for research and therapeutic benefit.

B.                                CUSTOMER desires to have VGX produce, from time to time, certain quantities of products for human clinical and/or non-human pre-clinical testing (“Contract Materials”), on each occasion, on the terms and conditions set forth in this Agreement and Purchase Order therefore.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants hereinafter recited, the parties agree as follows:

1.                                       Definitions.

When used in this Agreement, each of the following terms shall have the meanings as set forth in this Article

1.1.                              “VGX Technology” shall mean VGX proprietary information, trade secrets, and/or know-how used by VGX in the performance of this Agreement, including, but not limited to, information relating to materials, devices and methods for fermenting bacteria and the purification and testing of DNA Plasmids.

1.2.                              “Affiliates” shall mean any corporation, firm, limited liability company, partnership or other entity, which directly or indirectly controls or is controlled by or is under the common control with a Party, or any corporation, firm, limited liability company, partnership or other entity of behalf of which either Party is acting as an agent, advisor, or distributor.

1.3.                              “Agreement” shall mean this Master Product Sale Agreement, as amended from time to time.

1.4.                              “Bill of Testing” shall be the tests agreed to in Exhibit B of this Agreement for each particular Purchase Order. The Bill of Testing will be considered a draft until mutually agreed upon in writing for a particular Purchase Order.

1.5.                              “Biosafety Level 1” shall mean a basic level of containment that relies on standard microbiological practices with no special primary or secondary barriers recommended other than a sink for hand washing, in which work is done with defined and characterized strains of viable microorganisms not known to cause disease in healthy adult humans and classified as such by the relevant authorities, regulations or law.

1.6.                              “Calendar Year” shall mean each successive period of twelve (12) consecutive calendar months commencing on January 1 and ending on December 31.

1.7.                              “Cell Banking Activities” shall mean the creation, testing, and maintenance of a Master Cell Bank (MCB) and/or a Manufacturer’s Working Cell Bank (MWCB) under cGMP conditions, containing copies of the Parent Plasmid, each of which will meet the specifications in Exhibit B as finalized pursuant to a particular Purchase Order.

1.8.                              “Commencement Date” with respect to any particular order, shall mean the first date specified in the Purchase Order.

1.9.                              “Contract Materials” shall mean all of the materials to be produced by VGX for CUSTOMER as specified in Exhibit A including Product. The Parties hereto will prepare and sign new Exhibits A, for each new DNA plasmid that VGX is to produce hereunder.

1.10.                        “CUSTOMER Materials” shall mean all materials sent by CUSTOMER to VGX related to this Agreement and to the applicable Purchase Order and documentation.

1.11.                        “Direct Materials Costs” shall mean the cost to VGX of materials utilized in the performance of Production Services, including freight-in costs, sales and excise taxes imposed thereon and customs duty and charges levied by government authorities, and all costs of packaging components.

1.12.                        “External Testing Costs” shall mean the cost of any tests listed as “contract” on the draft or final Bill of Testing, as well as any other testing not performed at the VGX facility.

1.13.                        “FDA” shall mean the U.S. Food and Drug Administration.

1.14.                        “Good Laboratory Practices” or “GLP” shall mean prescribed practices and policies related to all laboratory manufacturing and test methods intended to assure quality, safety and integrity of the resulting product, with the intent that such product shall be subject to oversight by U.S. regulatory authorities and the corresponding authorities of the European Union, Member States of the European Union, and other countries to the extent they are applicable.

1.15.                        “Good Manufacturing Practices” or “GMP” shall mean the good manufacturing practices required by the U.S. Food and Drug Administration for the manufacture and testing of pharmaceutical materials, and the corresponding requirements of the European Union, Member States of the European Union, and other countries to the extent they are applicable. “cGMP” or “current GMP” shall mean the GMP practices in effect at a particular time.

1.16.                        “Information” means all (a) techniques and data pertaining and/or related to the Product, including, but not limited to, ideas, inventions (including patentable inventions), practices, methods, knowledge, know-how, trade secrets, skill, experience, documents, apparatus, clinical and regulatory strategies, test data, including pharmacological, toxicological and clinical test data, analytical and quality control data, manufacturing, patent and legal data or descriptions and (b) chemical formulations, compositions of matter, product samples and assays pertaining and/or related to the Product.

1.17.                        “Manufacturer’s Working Cell Bank” or “MWCB” shall mean viable E. coli containing Parent Plasmid, cultured from the MCB under GMP conditions, diluted in glycerol and stored in sealed vials at less than minus sixty degrees Celsius.

1.18.                        “Master Cell Bank” or “MCB” shall mean viable E. coli containing Parent Plasmid, transformed directly from CUSTOMER supplied stock under GMP conditions, diluted in glycerol and stored in sealed vials at less than minus sixty degrees Celsius.

1.19.                        “Party” shall mean either CUSTOMER or VGX as the case may be.

1.20.                        “Parent Plasmid” shall mean the original DNA plasmid construct, prepared by CUSTOMER and provided to VGX, listed in Exhibit C.

1.21.                        “Person” shall mean a natural person, a corporation, a partnership, a trust, a joint venture, any governmental authority or any other entity or organization.

1.22.                        “Pilot DNA Services” shall mean the production of Research DNA at a sufficiently large scale as to provide a reasonable indication of the growth, quality and yield of a GMP batch produced with the same cell bank.

1.23.                        “Price” shall mean the amount payable to VGX in U.S. dollars for the performance of Production Services hereunder with respect to any Purchase Order.

1.24.                        “Product” shall mean finished goods in final container/closure or other product as specified in Exhibit A, meeting those specifications in Exhibit B and to be delivered to CUSTOMER.

1.25.                        “Production Services” shall mean the activities to be performed by VGX hereunder, which shall mean the production of the Product and relevant supporting documentation accordingly to the Purchase Order.

1.26.                        “Purchase Order” means a purchase order for a specific project, substantially in the form of a complete, signed set of each of Exhibit A to this Agreement.

1.27.                        “Research Cell Bank” or “RCB” shall mean a small cell bank produced under research conditions used for the production of Research DNA only. This material is provided “as-is”.

1.28.                        “Research DNA” shall mean a small amount of DNA prepared by VGX under Research Laboratory Conditions from the RCB as an initial indication of growth, yield, and quality characteristics. This material is provided “as-is”

1.29.                        “Research Laboratory Conditions” shall mean practices and policies generally accepted by trained scientists to assure quality and integrity of laboratory experiments. Such practices include, but are not necessarily limited to, aseptic techniques to avoid microbial contamination, accurate measurements and calculations and documentation of research results.

1.30.                        “Resuspension Buffer” shall mean the liquid used to resuspend DNA in the Finished Product and having the composition specified by the CUSTOMER in Exhibit C.

1.31.                        “Sample Plasmid” shall mean a DNA plasmid supplied by CUSTOMER, of sufficiently similar characteristics to the Parent Plasmid to perform initial quality control assay evaluations and/or initial process development testing. Sample Plasmid and Parent Plasmid should be the same plasmid whenever possible to ensure the validity of the results.

1.32.                        “Specifications” means, with respect to any Product, the specifications therefore as set forth in Exhibit B of the Purchase Order for such Product.

1.33.                        “Third Party” means any person or entity other than VGX or CUSTOMER.

2.                                       Purchase Orders.

2.1.                              Supply. During the term of, and subject to the terms and conditions in, this Agreement, CUSTOMER may purchase from, and have Product produced by, VGX. Neither shall CUSTOMER have any commitment to purchase any minimum quantity of Product nor shall VGX have any commitment to produce and sell any minimum quantity of Product. CUSTOMER shall become obligated to purchase, and VGX shall be obligated to produce, Product only upon execution and delivery by both VGX and CUSTOMER of a Purchase Order for such Product, as set forth below.

Neither VGX nor CUSTOMER may amend a Purchase Order after it has been executed, except according to the provisions of Section 11 or by mutual agreement in writing as provided in Section 12.5. CUSTOMER may cancel an existing Purchase Order prior to the Commencement date and forfeit any prepayments made for such Purchase Order. For each new Product that is to be produced by VGX pursuant to this Agreement, the Parties will prepare and sign new, a Purchase Order, and upon signing such new Purchase Order shall become a part of this Agreement. Each such new Purchase Order shall specifically reference this Agreement and be signed by both Parties hereto.  Each new Purchase Order will contain project details for the production and testing of some or all of the Contract Material.

2.2.                              Project Specifications. VGX will produce under appropriate conditions the specified amounts or number of cycles of Contract Materials and Product. Such Product will be produced, tested, released and delivered to CUSTOMER according to the schedule in Exhibit A. VGX shall ship the Contract Materials directly to CUSTOMER. VGX will keep in its possession any required documentation, regulatory retains, and will maintain certain additional samples and/or cell banks at the request of CUSTOMER for an additional fee (to be determined in the applicable Purchase Order).

2.3.                              Laboratory Test Production of Research DNA. Within one (1) week of the Commencement Date, CUSTOMER will supply VGX with more than fifteen (15) milligrams of each Parent Plasmid or more than ten (10) vials of a qualified cell bank containing Parent Plasmid for VGX use and retain. VGX shall perform, under Research Laboratory Conditions, the experiments in Exhibit A to establish optimum fermentation and purification conditions for the Parent Plasmid, to determine yield, stability, purity and form of the plasmid DNA. Such work will be performed in accordance with the schedule in Exhibit A.

2.4.                              Modification If Research Results Not Satisfactory. If the Research DNA produced pursuant to this Section does not meet the draft productivity or purity standards in Exhibits A and B, the Parent Plasmid shall be deemed not to be suitable for performing Production Services. CUSTOMER and VGX shall then meet and negotiate, in good faith, appropriate modifications to the Agreement to address the failure to meet the criteria. VGX will produce additional Research DNA batches if deemed necessary by mutual written agreement between VGX and CUSTOMER. The cost of producing the additional batches will be borne by CUSTOMER. If the parties agree that VGX should take other actions to address the purity or productivity problems, they will also agree upon the appropriate modifications to the payments in Exhibit A and execute an appropriate amendment. If the parties are unable to reach an agreement despite good faith negotiations, either party may terminate this Agreement by written notice to the other.

2.5.                              Testing to Release Manufacture. If the Research DNA produced meets the standards in Exhibits A and B, VGX shall produce and perform relevant testing needed to release the MCB and/or MWCB into its facility, or evaluate and test any CUSTOMER supplied MCB and/or MWCB as appropriate. Such work shall be performed in accordance with the schedule in Exhibit A.

2.6.                              Finished Product Production. If the Pilot DNA produced by VGX meets the standards in the draft Bill of Testing, the final Bill of Testing will be signed by VGX and the CUSTOMER and attached to this Agreement as Exhibit B. VGX shall then commence with preparing for each Parent Plasmid under GMP conditions the specified number of production cycles of Finished Product. Such Finished Product will be produced, tested, released and delivered to CUSTOMER according to the schedule in Exhibit A.

2.7.                              Pilot Production Unsatisfactory. If the Pilot DNA produced by VGX does not meet the standards in the draft Bill of Testing, VGX and CUSTOMER will discuss the possible amendment of the Bill of Testing. VGX will produce an additional Pilot DNA batch if deemed necessary by mutual written agreement between VGX and CUSTOMER. The cost of producing the additional batch will be borne by CUSTOMER. If the parties agree that VGX should take other actions to address the purity or productivity problems, they will also agree upon the appropriate modifications to the payments in Exhibit A and execute an appropriate amendment. If the parties are unable to reach an agreement despite good faith negotiations, either party may terminate this Agreement by written notice to the other.

3.                                       Materials and Information.

Promptly after execution of a Purchase Order pursuant to Section 2.1, CUSTOMER shall deliver to VGX all materials and Information that are necessary for VGX to produce and manufacture the Products, and that such Purchase Order provides are to be delivered by CUSTOMER to VGX. Information supplied pursuant to this Article 3 shall be in a format acceptable to VGX. CUSTOMER shall bear the risk of loss of, and damage to, such materials and Information until actual receipt by VGX. Following their receipt, VGX shall be responsible for the risk of loss of, and damage to, such materials and Information.

4.                                       Production.

4.1.                              Performance of Work. VGX shall produce the Product in accordance with this Agreement, the Purchase Order therefore and any agreed technical or descriptive specifications.

VGX may subcontract the performance of certain services necessary for the performance of this Agreement, such as, but not limited to, external testing. CUSTOMER agrees to VGX’ use of the subcontractors listed in Exhibit A. VGX will not subcontract to persons other than those listed in Exhibit A without CUSTOMER’s written approval.

4.2.                              Quality Control and Assurance. VGX shall manufacture Product in compliance and in accordance with the Specifications and all applicable laws and regulations. Prior to each shipment of Product, VGX shall perform quality control testing on Product in accordance with Specifications as outlined in the Purchase Order. VGX shall, during and after the term of this Agreement, maintain such records and data that document its compliance with this Section 4.2 as is required by law and regulation applicable to the manufacture of the Product. In performing its obligations under this Agreement, VGX shall comply with all applicable environmental and health and safety laws. VGX shall be solely responsible for determining how to carry out these obligations.

4.3.                              Audits by CUSTOMER.

(a)                                  Upon the written request of CUSTOMER, VGX shall permit CUSTOMER or an independent consulting firm specializing in pharmaceutical manufacturing facility inspections selected by CUSTOMER and reasonably acceptable to VGX, at CUSTOMER’s expense, to have access during VGX normal business hours to inspect such of the records and facilities of VGX as may be reasonably necessary to verify that Products manufactured by VGX are manufactured in accordance with Good Manufacturing Practices and conform to the Specifications as outlined in a Purchase Order which is dated not more than twelve (12) months prior to the date of such request. CUSTOMER’s right to inspection shall continue until twelve (12) months from delivery of the Products. Only information that is related to this Agreement will be the subject of such inspection. VGX shall make all efforts to address any GMP or Specifications deficiencies found by CUSTOMER in such inspection

(b)                                 CUSTOMER may make a preproduction inspection of the facilities upon reasonable notice, prior to signing the first Purchase Order. VGX shall make all good faith efforts to address any GMP deficiencies found by CUSTOMER in any pre-production inspection. If deficiencies are addressed to CUSTOMER’s satisfaction in a reasonable time period, this Agreement or the applicable Purchase Order will continue. If deficiencies are not addressed to CUSTOMER’s satisfaction, CUSTOMER may terminate this Agreement or the applicable Purchase Order by written notice to VGX and neither party shall have any further liability hereunder as a result of such termination.

(c)                                  CUSTOMER shall treat all information subject to review under this Section 4.3 in accordance with the confidentiality provisions of this Agreement, and shall cause its consultants who review such information to be bound by the same confidentiality provisions.

4.4.                              Certificate of Release and Analysis. Concurrent with its delivery of Product, VGX shall deliver to CUSTOMER the certificate of pharmaceutical release and a written report summarizing analytical and manufacturing documentation which will include the final certificate of analysis for such Product.

4.5.                              Samples and Batch Records. VGX shall prepare and maintain or cause to be prepared and maintained batch records and a file sample, properly stored, from each lot or batch of Product manufactured and shipped hereunder sufficient to perform each quality control test identified in the Specifications. All batch records will be made available to CUSTOMER in English upon completion of each batch. Such batch records will be accessible for review by CUSTOMER at mutually convenient times for both parties.

4.6                                 Inspections by Government Agencies. If any governmental agency shall inspect any facility at which any Product is manufactured or the records with respect to the compliance by VGX with laws and regulations applicable to the manufacturing of such Product, VGX shall notify CUSTOMER of such inspection, the results thereof and, if VGX was required, as a result of any such inspection, to take any corrective action in order to comply with any applicable law or regulation, any such action it has taken in response to such requirement.

5.                                       Shipment and Delivery.

5.1.                              Storage.  VGX shall store each batch of Product ordered pursuant to a Purchase Order in accordance with the specifications in that Purchase Order, or, if not specified therein, in accordance with good commercial standards. In no case will VGX be responsible for the storage of a batch for greater than two months from quality release.

5.2.                              Packing.  VGX shall pack each batch of Product ordered pursuant to a Purchase Order in accordance with the specifications in that Purchase Order, or, if not specified therein, in accordance with good commercial standards.

5.3.                              Shipment.  VGX shall notify CUSTOMER not less than five (5) business days before shipment of a batch of Product that such batch will be ready for shipment by the date specified in such notice. CUSTOMER shall be obligated to notify VGX of the route and carrier by which CUSTOMER desires such batch to be shipped to it. If VGX receives notice of the route and carrier by which CUSTOMER desires a batch of Product to be shipped no later than five (5) business days before the date stated in VGX’ notice to CUSTOMER, VGX shall ship such batch in accordance with CUSTOMER’s directions; however, if CUSTOMER fails to notify VGX as provided, VGX may ship such batch of Product by a carrier and on a route selected by VGX. For purposes of this Section 5.3, a “business day” is a day when VGX’ production facilities and administrative offices are generally open for business.

All customs, duties, taxes, insurance premiums, and other third party expenses relating to the sale or transportation and delivery shall be paid by CUSTOMER.

5.4.                              Notice of Receipt.  Upon receipt of Finished Product, CUSTOMER shall notify VGX of its receipt.

5.5.                              Risk of Loss.  Title to and risk of loss to all Contract Materials and other items shipped by VGX shall pass to CUSTOMER upon delivery to shipper.

6.                                      Intended Use Specifications.

6.1.                              CUSTOMER Use Only. All Contract Materials are being manufactured hereunder exclusively for the CUSTOMER. The CUSTOMER shall use the Contract Materials only for its own purposes or studies under CUSTOMER’s control and shall not forward such materials to any third party except for testing or manufacturing services without VGX’ prior written approval, which shall not be unreasonably withheld. For the avoidance of doubt, this section 6.1 is intended to prevent the resale of the Contract Materials to third parties, and is not intended to limit the use of the Contract Materials by the CUSTOMER for its own purposes.

6.2.                              CUSTOMER Proprietary Materials. All CUSTOMER Materials and materials derived from CUSTOMER Materials shall remain CUSTOMER’s proprietary property. VGX shall use such CUSTOMER Materials solely for the purposes of this Agreement and will not forward CUSTOMER Materials to third parties except in connection with work by approved subcontractors.

6.3.                              CUSTOMER Use.  The CUSTOMER agrees to use the Contract Materials in compliance with all regulations and laws and warrants and that such materials shall only be used for purposes of civil research and development, quality control, clinical research and/or validation of process steps. The CUSTOMER will maintain full documentation in accordance with its standard procedures on the use of the Contract Materials.

6.4.                              Other Laws and Regulations.  In performing its obligations under this Agreement, VGX shall comply with all applicable environmental and health and safety laws. VGX shall be solely responsible for determining how to carry out these obligations.

6.5                                 Improvements to VGX Technology.  Customer shall promptly disclose to VGX any improvements or additions made by Customer relating to the VGX Technology and/or applications or uses thereof, and such improvements, and improvements to VGX Technology made jointly by VGX and Customer, will be solely owned by VGX. Customer hereby assigns all rights to the aforementioned improvements to VGX and agrees to execute all documents required to confirm such assignment or to protect such improvements.

7.4.                              Customer Responsibility.  FDA and ICH guidelines provide that a sponsor seeking a license is considered the “manufacturer” even if they use a contract manufacturing organization, and the sponsor is responsible for ensuring GMP compliance for those activities that have been contracted out (US FDA 21 CFR 600.3(t), ICH Q7A Section 2). Therefore, VGX shall provide Customer, its employees, agents, and consultants reasonable access to VGX facilities, records, and personnel in order that appropriate inspections, evaluations, testing and audits may be carried out. Customer shall notify VGX in writing of any noted compliance deficiencies during any visit, audit, or at any time when Customers Contract Materials are being produced, packaged, shipped, or stored. VGX will use good faith efforts to correct any noted deficiencies in a reasonable time. Failure to correct any such deficiency to Customer’s reasonable satisfaction shall be grounds for Customer to terminate this Agreement as specified in Section 11.3 upon written notice to VGX.

7.                                       Payment.

7.1.                              Price.  The price payable by CUSTOMER for all work performed and Product delivered pursuant to a Purchase Order shall be the Price specified therefore in that Purchase Order. All payments made under this Agreement are non-refundable except as specified in sections 2 and 11.

7.2.                              Invoices.  Upon its execution, and concurrent with its delivery of a Purchase Order unless otherwise specified in the applicable Purchase Order, VGX shall deliver to CUSTOMER an invoice for ** of the Price stated therein for Pilot DNA Services and ** of all other services listed in the Purchase Order. For the avoidance of doubt, production capacity and Commencement Date will not be considered to be reserved until such time as Customer has made an appropriate non-refundable payment. ** days prior to the scheduled Commencement Date of each line item of a Purchase Order, VGX shall deliver to CUSTOMER an invoice for ** for each line item. Upon, and concurrent with, its delivery of each Contract Material as specified in the amount and order of a particular Purchase Order, VGX shall deliver to CUSTOMER an invoice for the remaining ** of the Price stated in the Purchase Order for such Contract Material. Payment for External Testing Costs, shipping costs, and all additional costs listed in Exhibit A shall be made within thirty (30) days of receipt of an invoice therefore from VGX, which invoice may be sent in advance of such costs being incurred, with a final calculation and reconciliation of such costs to be made after completion of activities under this Agreement; any amounts paid by CUSTOMER in excess of actual invoiced costs shall be credited against CUSTOMER’s final payment or, if no payment is due, returned to CUSTOMER.

7.3.                              Price Modification. The amounts set forth in Exhibit A are based on the number of experiments and production cycles provided therein. The yield and quality for each production batch of Contract Material cannot be determined prior to commencement of the Agreement or particular Purchase Order. If after the initial research and pilot stages are completed the plasmid yield or quality does not meet the needs of the CUSTOMER, the Parties shall negotiate the steps to take and appropriate price adjustments as provided in Section 2. If either party terminates the Agreement pursuant to Section 2, VGX shall retain all payments made prior to the date of termination. All Contract Materials not shipped to the CUSTOMER prior to the date of termination shall be destroyed. In any event all price modifications will be mutually agreed in writing.

7.4.                              Time For Payment. CUSTOMER shall pay VGX the full amount specified in each appropriately rendered invoice within thirty (30) days of date of receipt of the invoice.

7.5.                              Method of Payment. All amounts due and payable shall be paid in United States Dollars. Payment shall be wired via electronic funds transfer to the account specified by VGX in respect of which payment is made.

7.6.                              Late Payment. If CUSTOMER fails to pay any amount when due, or VGX fails to refund any amount when due, it shall pay as a late charge to the other party an amount equal to one per cent (1%) per month on the amount unpaid, or if less, the maximum amount permitted by law, such amount to accrue from the date when payment was due until the date when paid in full. In all cases failure of Customer to provide payment according to the agreed schedule listed in any Project Plan Exhibit A will cause VGX to delay the Scheduled Start date of the particular Project Plan line item by a minimum of thirty days after outstanding payments are received, or move the project task to the next available production slot, at the sole discretion of VGX. Such notification will be provided to the Customer in writing.

8.                                       Warranties.

8.1.                              Representations and Warranties of Both Parties.  Each party hereby represents and warrants to the other party as follows:

(a)                                  Such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

(b)                                 Such party (i) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

(c)                                  All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

8.2.                              Product Warranties.  VGX hereby covenants, represents and warrants to CUSTOMER that:

(a)                                  All Product will, on the date of delivery by VGX to CUSTOMER, comply with the applicable laws, regulations and regulatory guidelines, the Specifications therefore set forth in this Agreement and in the Purchase Order pursuant to which such Product was ordered.

(b)                                 Title to all Product sold hereunder shall pass to CUSTOMER as provided herein free and clear of any security interest, lien or other encumbrance.

8.3                                 Disclaimer of Warranties.  EXCEPT AS EXPRESSLY PROVIDED IN SECTION 8.2, VGXMAKES NO REPRESENTATION OR WARRANTY AS TO ANY CUSTOMER MATERIALS, EXPRESS OR IMPLIED, AND VGXSPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, WARRANTY OF SYSTEM INTEGRATION, WARRANTY OF EFFECTIVENESS.

9.                                       Liability, Indemnification and Insurance.

9.1.                              Limitation on Liability.  VGX shall not be liable for any special, consequential, incidental, exemplary or punitive damages. VGX’ maximum liability with respect to any and all damages arising from its failure to deliver, late delivery of, delivery of defective Product or failure to correct or replace any Product shall be the total price payable by CUSTOMER under that Purchase Order pursuant to which such Product were ordered by CUSTOMER.

9.2.                              Responsibility and Control.  VGX and CUSTOMER shall each be solely responsible for the safety of its own employees, agents, licensees or sublicensees with respect to Product, and each shall hold the other harmless with regard to any liability for damages or personal injuries resulting from acts of its respective employees, agents or servants to the extend that such damages are not due to gross negligence or willful misconduct of the other party.

9.3.                              Indemnification by CUSTOMER.  CUSTOMER shall indemnify, defend and hold harmless VGX from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) that VGX may suffer or incur as a result of any claims, demands, actions or other proceedings made or instituted by any Third Party arising out of (a) any alleged or actual infringement or other violation of any patents, patent rights, trademarks, trade mark rights, copyrights, trade secrets, proprietary rights and processes or other such rights related to the Product except as related to the materials or the process utilized by VGX in the manufacture of the Product as set forth in Section 9.4 hereof and (b) any alleged or actual loss, damage or injury including death, which arises from the use of any Product which conforms to the specifications and warranties set in section 8.2.

9.4.                              Indemnification by VGX.  Notwithstanding Section 9.1 hereof, VGX shall indemnify, defend and hold harmless CUSTOMER from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) that CUSTOMER may suffer or incur as a result of any claims, demands, actions or other proceedings made or instituted by any Third Party arising out of any alleged or actual infringement or other violations of any patents, patent rights, trade secrets, proprietary rights or other such rights related to the process utilized by VGX in the manufacture of the Product.

9.5.                              Notice and Assistance.  An indemnifying party will not be obligated to indemnify and hold harmless any Indemnified Person unless the Indemnified Person gives the indemnifying Party prompt notice of any claim, suit or action brought against the Indemnified Person, after it becomes aware of it, allows the indemnifying Party to defend the same (without prejudice to the right of the Indemnified Person to participate at through counsel of its own choosing), renders the indemnifying Party all assistance reasonably necessary in defending against such claim, suit or action at the indemnifying Party’s expense, and does not compromise or settle such claim or action without the indemnifying Party’s prior written consent.

9.6.                             Insurance.            VGX and CUSTOMER shall maintain comprehensive general liability insurance, in such amounts as it customarily maintains for similar products and activities.

10.                                 Confidentiality.

10.1.                        Confidential Information.  During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all information (including samples) disclosed by the other party and identified as, or acknowledged to be, confidential (the “Confidential

Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees, consultants, contractors, governmental regulatory agencies, (sub)licensees or permitted assignees, to the extent that such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement.

10.2.                        Terms of this Agreement.  Neither party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party.

10.3.                        Permitted Disclosures.  The confidentiality obligations contained in this Article 10 shall not apply to the extent that (a) the receiving party (the “Recipient”) is required (i) to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental authority for purposes of obtaining approval to test or market a Product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure by the other party hereunder, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; or (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party. CUSTOMER agrees that VGX may use CUSTOMER’s corporate name in certain marketing and other publications and presentations, as example of, but not limited to, a client list.

11.                                 Term of Agreement, Renewal, Termination.

11.1.                        Term.  This Agreement shall commence on the date first written above and upon execution of the first Purchase Order, and unless earlier terminated in accordance with the provisions of this Article 11, shall continue in full force and effect for a period of five (5) years from date of signature, and in any case as long as any Purchase Order is in force. Thereafter, the term of this Agreement shall be renewed for successive one (1) year periods upon mutual agreement.

11.2.                        Termination After Research or Pilot Work.  Either Party may terminate this Agreement as provided in Section 2.

11.3.                        Termination for Cause.  If either party breaches any provision of this Agreement, the other party may give written notice to the breaching party that if the default is not cured within thirty (30) days of the date of such notice, the Agreement will be terminated. If the non-breaching party gives such notice and the breach is not cured during such thirty (30) day period, then this Agreement shall terminate automatically at the end of such thirty (30) day period.

Should CUSTOMER terminate this Agreement pursuant to this Section 11.3, VGX shall reimburse to CUSTOMER all monies paid by CUSTOMER in respect of outstanding uncompleted Purchase Order(s) less the cost of those Production Services performed by VGX, under such Purchase Order(s), which are compliant with this Agreement and can be exploited by CUSTOMER. Such repayment and VGX liabilities toward CUSTOMER shall be within the limits stated in section 9.1 in the event of such a breach.

Should VGX terminate this Agreement pursuant to this Section 11.3 for breach, then upon termination CUSTOMER shall pay VGX an amount equal to (i) all amounts due for completed Purchase Orders, plus (ii) all amounts listed on any signed and uncompleted Purchase Order. The terms of this Section will also apply if CUSTOMER reduces the quantities or the number of batches of products for any Purchase Order

11.4.                        Termination by Mutual Agreement This Agreement may be terminated at any time by written agreement of the Parties.

11.5.                        Termination for Violation of Ethical Principles.  If CUSTOMER (including its employees, subcontractors, agents, servants, licensees) uses the Contract Materials in a manner inconsistent with ethical principles as defined in the Helsinki Declaration by the World Medical Association, VGX shall be allowed to terminate this Agreement and any Purchase Order at any time without prior notice to CUSTOMER and shall have no liability to CUSTOMER as a result of such termination. All Payments made to VGX prior to the date of such termination shall be retained by VGX.

11.6.                        Termination without Cause.  Either Party may terminate this Agreement by written notice during any period when no Purchase Order is currently active, meaning (i) no activities are planned or being performed by VGX for the CUSTOMER, (ii) no Contract Materials are due to be delivered to the CUSTOMER, (iii) neither party owes the other any payment or refund.

11.7.                        Returned Materials.  On the termination of this Agreement, VGX and CUSTOMER each shall return to the other all information (including the materials) which it possesses or controls that belongs to the other, or which contains the other parties confidential information, except that each may retain a copy solely for record keeping purposes.

11.8.                        During the term of this Agreement and as long as it is in force and a Purchase Order has never been terminated for breach or default of VGX before completion, CUSTOMER agrees to offer the first right of refusal to VGX t o manufacture all DNA plasmids required by CUSTOMER and to supply for CUSTOMER, such DNA plasmids as shall be agreed upon from time to time by the Parties, for CUSTOMER’s pre-clinical and clinical use and for commercial sale, according to the terms and conditions set forth herein. If the CUSTOMER manufactures, or has manufactured for it by a third party, DNA plasmids utilized in studies for regulatory filings, without first obtaining from VGX a refusal to manufacture the DNA plasmid, VGX may terminate this Agreement under the terms of Section 11.3, by written notice to CUSTOMER.

11.9.                        Survival.  Articles 8, 9, 10, 11 and 12 shall survive any termination or expiration of this Agreement.

12.                                 Miscellaneous Provisions.

12.1.                        Successors and Assigns.  Neither this Agreement nor any interest hereunder shall be assignable by either party without the written consent of the other (which approval shall not be unreasonably withheld), and any attempted assignment without such consent shall be null and void; provided, however, that either party may, without consent, assign this Agreement to its successors in the event of the merger or consolidation of it or the business with which the Product are associated with another company. This Agreement shall be binding upon the successors and permitted assignees of the parties. Any such successor or permitted assignee shall be subject to the same rights and obligations as the original party hereunder.

12.2.                        Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, courier or facsimile and confirmed in writing, as follows:

If to VGX, as follows:

VGXI Inc.

2700 Research Forest Drive, Suite 180

The Woodlands, TX 77381

If to CUSTOMER, as follows:

Senesco Technologies Inc
303 George Street, Suite 420
New Brunswick, NJ 08901

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 12.2 by any party hereto to the other party. Any notice delivered pursuant to this Section 12.2 shall be deemed delivered on the date received by the recipient unless such notice is received on a day on which the recipient is not open for business or on a day when the recipient is generally open for business but after the time when it is generally open for business, in which case such notice shall be deemed to have been received on the next day on which the recipient is generally open for business.

12.3.                        Public Disclosure.  Neither party will announce or publicly refer to this Agreement without the prior consent of the other, except as may be required by law and except that in marketing its services VGX may disclose the existence of this Agreement but none of its terms. For the avoidance of any doubt, each party shall be permitted to use the name of the other party in any regulatory submission associated with this Agreement without the prior written consent of the named party. In the case of public disclosure of this Agreement, no reference will be made to the financial terms of this Agreement or the Product.

12.4.                        Entire Agreement.  This Agreement and its appendices constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements or understandings of the parties relating thereto.

12.5.                        Amendment.  This Agreement may be modified or amended only by written agreement of the parties hereto.

12.6.                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

12.7.                        Governing Law / Arbitration.  This Agreement shall be governed by the laws of the Pennsylvania, as those laws are applied to contracts entered into and to be performed entirely in Pennsylvania without regard to principles of conflicts of law. Any dispute arising out of or in connection with this agreement which could not be solved by an amicable settlement shall be finally settled by binding arbitration. Both parties agree that any arbitration decision may be enforced in any court of law with proper jurisdiction over the party against which the arbitration decision is to be enforced.

12.8.                        Captions.  All section titles or captions contained in this Agreement and in any appendix referred to herein or annexed to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

12.9.                        Construction.  This Agreement shall be deemed to have been drafted by both VGX and CUSTOMER and shall not be construed against either party as the draftsperson hereof.

12.10.                  Expenses.  In the event a dispute between the parties hereunder is resolved through litigation or other proceeding or a party must engage an attorney (including internal counsel) to enforce its right hereunder, the prevailing party shall be entitled to reimbursement of all reasonable fees and disbursements incurred in connection with such litigation.

12.11.                  Independent Contractors.  Nothing contained herein shall be deemed to create any joint venture or partnership between the parties hereto, and, except as is expressly set forth herein, neither party shall have any right by virtue of this Agreement to bind the other party in any manner whatsoever.

12.12.                  Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions shall not be affected thereby, and in lieu of each such illegal, invalid or unenforceable provision there shall be added automatically, as a part of the document, a provision that is legal, valid and enforceable, and as similar in terms to such illegal, invalid or unenforceable provision as may be possible while giving effect to the benefits and burdens for which the parties have bargained hereunder.

12.13.                  Force Majeure.  Neither Party shall be liable to the other for its failure to perform any of its obligations under this Agreement, during any period in which such performance is delayed because rendered impracticable or impossible due to circumstances beyond the Party’s reasonable control, including without limitation, earthquakes, governmental regulation, fire, flood, labor difficulties, interruption of supply of key raw materials, civil disorders, and acts of God, provided that the Party experiencing the delay promptly notifies the other Party of delay.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VGXI, INC.

By:	/s/ Henry Hebel

Name:	Henry Hebel

Title:	VP Operations

CUSTOMER

By:	/s/ Richard S. Dondero

Name:	Richard S. Dondero

Title:	Vice President R & D